Exhibit 99.1

Gaiam Reports 2007 Results

•	Earnings per share increased 48% to $0.34
•	Operating income increased 85% to $10.5 million

Broomfield, CO, March 10, 2008 – Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company providing a broad selection of information, media, products and services to customers who value personal development, wellness, ecological lifestyles, responsible media and conscious community, announced today results for its year ended December 31, 2007.

Gaiam also announced that it will host a conference call today, March 10, 2008, at 2:30 p.m. MDT (4:30 p.m. EDT) to review fiscal year 2007 results.

                Dial-in No.: 888-396-9923

                Passcode: GAIAM

Revenue for the year ended December 31, 2007 increased 19.8% to $262.9 million from $219.5 million for 2006. The internal growth rate was 17.5%. Revenues for Gaiam’s direct to consumer segment increased 20.5% to $151.4 million. Revenues for Gaiam’s business segment increased 18.9% to $111.5 million.

Gross profit increased 20.0% to $168.4 million or 64% of revenue during 2007 from $140.3 million or 63.9% of revenue during 2006. The increase over 2006 was primarily due to higher margin international sales and subscriptions.

Operating income for 2007 increased 85.3% to $10.5 million, or 4.0% of revenue, compared to operating income of $5.6 million, or 2.6% of revenue, in 2006.  The increase was primarily due to higher revenue and operating leverage, even after significant community investments.

Net income for the year increased 51% to $8.5 million, as compared to net income of $5.6 million, for the year ended December 31, 2006. Earnings per share for the year increased 48% to $0.34, from $0.23 per share for the last fiscal year. Depreciation and amortization for 2007 was $12.3 million.

For the fourth quarter of 2007, Gaiam revenue increased to $81.8 million from $72.8 million for the same period last year. With the portion of revenues received by end of third quarter, internal growth for second half of the year was 19.7%. Earnings per share for the fourth quarter was $0.17, and depreciation and amortization was $3.7 million.

According to Nielsen’s VideoScan, Gaiam’s U.S. market share in the fitness/wellness DVD category grew to 49.4% in 2007 from 44.7% in 2006.

Lynn Powers, Gaiam’s President, commented, “We are pleased that we were able to deliver strong internal growth along with an 85% increase in operating income. For 2007, we successfully leveraged our leading media content growing our DVD market share in fitness/wellness to 49.4%. With our market share now approaching 50%, we intend to sacrifice some of the share to achieve a category management role which will increase our revenue and profitability.”

During the year, Gaiam strengthened its community by acquiring Zaadz, a leading social networking site; LIME Media, a multimedia lifestyle company; and a majority ownership of Conscious Enlightenment, an online and offline community. Gaiam also entered into a strategic relationship with Care2, a social networking site with 7.5 million members. Additionally, the Company expanded its solar business with the acquisition of a solar energy integrator.

During 2007, Gaiam generated $13.4 million in cash from its operations, compared to cash used of $(0.5) million during the last year, repurchased 2.5 million shares of its stock and ended the year with $66 million in cash and no debt.

"We are very pleased with our results, which allowed us to accelerate development of our community and new subscription programs and still deliver a 48% increase in earnings per share for the year.  We look forward to building on our achievements by continuing to strengthen our position as the leader in the LOHAS community,” said Jirka Rysavy, Chairman and Chief Executive Officer.

Subsequent to the year end, Gaiam filed a Form S-1 for the initial public offering of its solar subsidiary Real Goods Solar, Inc., purchased the remaining ownership in Conscious Enlightenment, divested of all business newspapers acquired in the purchase of Conscious Media, and began a reorganization of its U.K. subsidiary. All other international markets were converted from product sales to licensing arrangements. Recently, Gaiam acquired SPRI, marketer of professional fitness products, to expand its professional market reach. Including acquisitions, divestitures and the restructuring of our international markets as licensing, Gaiam expects its revenues for 2008 to be approximately $300 million.

A replay of the call will begin approximately one hour after the end of the call and will continue until 11:59 p.m. EDT on March 17, 2008.

                Replay number: 888-566-0486

For more information about Gaiam, please visit www.gaiam.com, or call 1-800-869-3603

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contact:	John Mills
Integrated Corporate Relations, Inc.
310-954-1105
jmills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Twelve Months Ended December 31, 2007		Twelve Months Ended December 31, 2006

Net revenue	$262,943	100.0%	$219,480	l00.0%

Cost of goods sold	94,565	36.0%	79,150	36.1%

Gross profit	168,378	64.0%	140,330	63.9%

Operating expenses	157,925	60.0%	134,689	61.4%

Income from operations	10,453	4.0%	5,641	2.5%

Other income	4,148	1.5%	3,905	1.8%

Income before income taxes	14,601	5.5%	9,546	4.3%

Income tax expense	5,767	2.2%	3,774	1.7%

Minority interest in net income of consolidated subsidiaries	(310)	-0.1%	(128)	0.0%

Net income	$8,524	3.2%	$5,644	2.6%

Shares outstanding:

Basic	24,962		24,349
Diluted	25,214		24,617

Income per share:

Basic	$0.34		$0.23
Diluted	$0.34		$0.23

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended December 31, 2007		Three months ended December 31, 2006

Net revenue	$81,806	100.0%	$72,781	100.0%

Cost of goods sold	30,679	37.5%	25,133	34.5%

Gross profit	51,127	62.5%	47,648	65.5%

Operating expenses	44,568	54.5%	41,351	56.8%

Income from operations	6,559	8.0%	6,297	8.7%

Other income	773	0.9%	1,265	1.7%

Income before income taxes	7,332	8.9%	7,562	10.4%

Income tax expense	2,899	3.5%	2,989	4.1%

Minority interest in net income of consolidated subsidiaries	(233)	-0.3%	(306)	-0.4%

Net income	$4,200	5.1%	$4,267	5.9%

Shares outstanding:

Basic	24,846		27,026
Diluted	25,154		27,211

Income per share:

Basic	$0.17		$0.16
Diluted	$0.17		$0.16

GAIAM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	December 31,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents(1)	$66,258	$104,876
Accounts receivable, net	30,157	25,324
Inventory, net	29,839	24,313
Deferred advertising costs	3,602	3,965
Deferred tax assets	6,005	3,404
Other current assets	5,205	4,965
Total current assets	141,066	166,847

Property and equipment, net	9,509	7,784
Media library, net	37,566	37,201
Goodwill and other intangibles, net	44,410	28,879
Deferred tax assets, net	4,057	5,958
Notes receivable and other assets	4,104	4,299
Total assets	$240,712	$250,968

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$23,620	$21,464
Accrued liabilities	10,631	5,236
Total current liabilities	34,251	26,700

Minority interest	6,073	5,662

Commitments and contingencies

Shareholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 19,553,631 and 21,749,936 shares issued and outstanding at December 31, 2007 and 2006, respectively (1)	2	2
Class B common stock, $.0001 par value,50,000,000 shares authorized, 5,400,000 issued and outstanding at December 31, 2007 and 2006	1	1
Additional paid-in capital (1)	174,046	200,906
Accumulated other comprehensive income	991	873
Retained earnings	25,348	16,824
Total shareholders’ equity	200,388	218,606
Total liabilities and shareholders’ equity	$240,712	$250,968

(1)  On February 6, 2007, Gaiam repurchased 2.5 million shares of its Class A common stock for $32.9 million in cash including acquisition costs. The repurchased stock resulted in a $32.9 million reduction to Additional paid-in capital.